Exhibit 4.2

ARCH CAPITAL GROUP LTD.,
as Issuer,

and

THE BANK OF NEW YORK MELLON,
as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated June 30, 2020

3.635% Senior Notes due 2050

SECOND SUPPLEMENTAL INDENTURE, dated June 30, 2020, between Arch Capital Group Ltd., a Bermuda company limited by shares (herein called the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee hereunder (herein called the “Trustee”), as successor trustee to JPMorgan Chase Bank.
RECITALS OF THE COMPANY
The Company and the Trustee entered into an Indenture dated as of May 4, 2004 (the “Original Indenture”), pursuant to which senior unsecured debentures, notes or other evidences of indebtedness of the Company (the “Securities”), which may be convertible into or exchangeable for any securities of any Person (including the Company), may be issued in one or more series from time to time.
Section 301 of the Original Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Original Indenture.
Section 901 of the Original Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of the Securities for certain purposes stated therein.
The Company has requested the Trustee to join with it in the execution and delivery of this Second Supplemental Indenture in order to supplement the Original Indenture by, among other things, establishing certain terms of a series of Securities to be known as the Company’s “3.635% Senior Notes due 2050” (the “Notes”) and adding certain provisions thereof for the benefit of the Holders of the Notes.
The Company has furnished the Trustee with a duly authorized and executed Company Order dated June 30, 2020 authorizing the execution of this Second Supplemental Indenture and the issuance of the Notes.
All things necessary to make this Second Supplemental Indenture a valid agreement of the Company and the Trustee and a valid supplement to the Original Indenture have been done.
NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Notes to be issued hereunder by Holders thereof, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION
SECTION 1.1.    Definitions.
The Original Indenture together with this Second Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Original Indenture as supplemented and amended by this Second Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture. If a capitalized term is defined in the Original Indenture and this Second Supplemental Indenture, the definition in this Second Supplemental Indenture shall apply to the Notes.
In addition, the following defined terms used in this Second Supplemental Indenture shall have the meanings specified below.
“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Company or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Company or the Insurance Group.
“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Company or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.
“Commercially Reasonable Efforts” means commercially reasonable efforts consistent with the efforts of a comparable third party in the Company’s industry operating under similar circumstances in carrying out of obligations to complete the offer and sale of Qualifying Securities, subject to the existence of a Market Disruption Event, in an amount necessary to satisfy the Replacement Capital Obligation, to third parties that are not Subsidiaries of the Company in either public offerings or private placements.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes being redeemed (assuming for the avoidance of doubt for this purpose that the Notes mature on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the Notes (assuming for the avoidance of doubt for this purpose that the Notes mature on the Par Call Date).

“Comparable Treasury Price” means, for any Redemption Date for the Notes, as applicable, (i) the average of the Reference Treasury Dealer Quotations for the Redemption Date for the Notes, after excluding the highest and lowest Reference Treasury Dealer Quotations for that Redemption Date, or (ii) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.
“Conditions to Redemption” are satisfied on any day with respect to a redemption of the Notes, if:
(i)the Solvency Capital Requirement is complied with after the repayment or purchase of the Notes; and
(ii)    with regard to redemptions occurring prior to December 31, 2023, the BMA has given, and not withdrawn by such date, its prior consent to the redemption of the Notes and the payment of accrued and unpaid interest or to the purchase of the Notes; provided, that if under the Applicable Supervisory Regulations no such consent is required at the time in order for the Notes to qualify or continue to qualify, as applicable, as Tier 3 Capital of the Company or the Insurance Group, this clause (ii) shall not apply.
In the event (i) or (ii) above are not satisfied, the Conditions to Redemption will be deemed to be satisfied when the capital represented by the Notes to be redeemed or repaid is replaced with capital having equal or better treatment as the Notes under the Group Rules.
“ECR” means the enhanced capital requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.
“Final Maturity Date” means with respect to the Notes, a date after the Scheduled Maturity Date that is the earlier of (i) 10 Business Days after the applicable Conditions to Redemption become satisfied and would continue to be satisfied if the final redemption payment were made on such date (so long as such requirements continue to be so satisfied on such 10th Business Day), and (ii) the date on which a Winding-Up occurs with respect to the Company.
“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time.
“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company after consultation with the Trustee.

“Insurance Act” means the Bermuda Insurance Act 1978 and related regulations, as amended or replaced from time to time.
“Insurance Group” means all Subsidiaries of the Company that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.
A “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:
(1)    trading in securities generally (or in the Company’s common shares, preference shares or other securities specifically) on the New York Stock Exchange, any other U.S. national or international securities exchange or over-the-counter market on which the Company’s common shares and/or preference shares and/or other securities are then listed or traded shall have been suspended or settlement on any such exchange generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities;
(2)    the Company would be required to obtain the consent or approval of its common or preference shareholders (to the extent required) or of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying Securities in order to satisfy the Replacement Capital Obligation, and that consent or approval has not yet been obtained notwithstanding the Company’s Commercially Reasonable Efforts to obtain that consent or approval;
(3)    a banking moratorium shall have been declared by the federal or state authorities of Bermuda, the United Kingdom, the United States, and/or any member state of the European Economic Area (the “EEA”) and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;
(4)    a material disruption shall have occurred in commercial banking or securities settlement or clearance services in Bermuda, the United Kingdom, the United States, and/or any member state of the EEA and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;
(5)    Bermuda, the United Kingdom, the United States, and/or any member state of the EEA shall have become engaged in hostilities, there shall have been an escalation in hostilities involving Bermuda, the United Kingdom, the United States, and/or any member state of the EEA, there shall have been a declaration of a national emergency or war by Bermuda, the United Kingdom, the United States, and/or any member state of the EEA or there shall have occurred any other national or international calamity or crisis (including any pandemic or epidemic) and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;
(6)    there shall have occurred a material adverse change in general domestic or international economic, political or financial conditions, currency exchange rates or exchange controls, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;
(7)    an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying Securities would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in the Company’s reasonable judgment, is not otherwise required by law and would have an adverse effect on its business in any material respect, (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede, delay or otherwise negatively effect the Company’s ability to consummate that transaction or (c) the event relates to a previously undisclosed material (re)insurance loss and the disclosure of that event at such time, in the Company’s reasonable judgment, is impeded by the current nature of such event and the extent of losses remain under consideration by the Company’s management pending further information from brokers, cedants or insureds, provided that no single suspension period described in this item 7 shall exceed 90 consecutive days and multiple suspension periods described in this item 7 shall not exceed an aggregate of 90 days in any 180-day period; or
(8)    the Company reasonably believes that the offering document for the offer and the sale of Qualifying Securities would not be in compliance with a rule or regulation of the Commission or any other securities regulatory authority or exchange to which the Company is subject (for reasons other than those described in item 7 above) and it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this item 8 shall exceed 90 consecutive days and multiple suspension periods described in this item 8 shall not exceed an aggregate of 90 days in any 180-day period.
“material indebtedness” means any bond, debenture, note or other evidence of indebtedness of the Company, in each case for money borrowed, in an aggregate amount exceeding $100,000,000.
“Outstanding,” when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under the Indenture, except:

(i)Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;
(ii)Securities for whose payment or redemption money or evidences of indebtedness in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Securities; provided that, if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made; and
(iii)Securities which have been paid pursuant to Section 307 of the Original Indenture or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to the Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands such Securities are valid obligations of the Company;
provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securities which the Responsible Officer of the Trustee knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor. In case of a dispute as to such right, any decision by the Trustee shall be full protection to the Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officers’ Certificate listing and identifying all Securities, if any, known by the Company to be owned or held by or for the account of any of the above-described Persons; and, subject to Section 601 of the Original Indenture, the Trustee shall be entitled to accept such Officers’ Certificate as conclusive evidence of the facts therein set forth and of the fact that all Securities not listed therein are Outstanding for the purposes of any such determination.
“Par Call Date” means December 30, 2049.
“Qualifying Securities” means any securities (other than the Company’s common shares, rights to purchase the Company’s common shares and securities convertible into or exchangeable for the Company’s common shares, such as preference shares that are convertible into the Company’s common shares) having equal or better capital treatment as the capital represented by the Notes under the Group Supervision Rules.
“Reference Treasury Dealer” means (1) each of Wells Fargo Securities, LLC, BofA Securities, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and a Primary

Treasury Dealer (as defined herein) selected by Lloyds Securities Inc. or its affiliates, and their respective successors; provided, however, that if any of the foregoing ceases to be or refuses to act as a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealers selected by the Company.
“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the Redemption Date for the Notes being redeemed.
“Relevant Taxing Jurisdiction” means Bermuda or any political subdivision or taxing authority thereof or therein.
“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.
“Scheduled Maturity Date” means June 30, 2050.
“Solvency Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Company or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.
“Solvency Test Date” means December 30, 2049.
“Tax Event” means, with respect to the Notes, if at any time the Company receives an opinion of counsel that as a result of (i) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of any Relevant Taxing Jurisdiction or any change in or amendment to the application or official interpretation of such laws, treaties, regulations or rulings, (ii) any action taken by a taxing authority of any Relevant Taxing Jurisdiction, or (iii) a decision rendered by a court of competent jurisdiction in any Relevant Taxing Jurisdiction whether or not such decision was rendered with respect to the Company, in each case, which change is formally announced after the Issue Date (or, in the case of a jurisdiction that first becomes a Relevant Taxing Jurisdiction at a later date, after such date), there is a substantial probability that the Company will be required at any time thereafter to pay Additional Amounts with respect to the Notes as provided in Section 5.2 of the Indenture and such requirement cannot be avoided by the use of reasonable measures then available.

“Tier 3 Capital” means “Tier 3 Ancillary Capital” as set out in the Group Supervision Rules (or, if the Group Supervision Rules are amended so as to no longer refer to Tier 3 Ancillary Capital in this respect, the nearest corresponding concept (if any) under the Group Supervision Rules, as amended).
“Treasury Rate” means, for any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date.
“Winding-Up” will occur, with respect to any Person, if: (i) at any time an order is made, or an effective resolution is passed, for the winding-up of such Person (except, in any such case, a solvent winding-up solely for the purpose of a reorganization, merger or amalgamation or the substitution in place of such Person of a successor in business of such Person, the terms of which reorganization, merger, amalgamation or substitution (x) (A) have previously been approved in writing by the Trustee or by Holders of a majority in aggregate principal amount of the Outstanding Notes and (B) do not provide that the Notes or any amount in respect thereof shall thereby become payable) or (y) is permitted by the Indenture); or (ii) an administrator of such Person is appointed and such administrator gives notice that it intends to declare and distribute a dividend.
SECTION 1.2.    Interpretation.
For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(1)    the terms defined in this article have the meanings assigned to them in this article and include the plural as well as the singular;
(2)    all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;
(3)    all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;
(4)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section or other subdivision; and
(5)    all references used herein to the male gender shall include the female gender.

ARTICLE TWO

SECURITIES FORMS
SECTION 2.1.    Creation of the Notes; Designations.
In accordance with Section 301 of the Original Indenture, the Company hereby creates the Notes as a series of its Securities issued pursuant to the Indenture. The Notes shall be known and designated as the “3.635% Senior Notes due 2050” of the Company.
SECTION 2.2.    Forms Generally.
The Notes and the Trustee’s certificate of authentication shall be in the form set forth in Exhibit I attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing the Notes, as evidenced by their execution of the Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.
The Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, all as determined by the officers of the Company executing the Notes, as evidenced by their manual or electronic execution of such Notes.
SECTION 2.3.    Ranking.
The Notes will represent the Company’s direct, unsecured obligations and will rank equally with all the Company’s current and future unsecured and unsubordinated indebtedness.
ARTICLE THREE

GENERAL TERMS AND CONDITIONS OF THE NOTES
SECTION 3.1.    Title and Terms of Notes.
(a)    The aggregate principal amount of the Notes which shall be authenticated and delivered on June 30, 2020 (the “Issue Date”) under the Indenture shall be $1,000,000,000 (and which shall initially be in the form of two or more Global Securities); provided, however, that the Company from time to time, without giving notice to or seeking the consent of the Holders of the Notes, may issue additional senior notes in any amount having the same ranking and the same interest rate, interest payment dates, maturity and other terms as the Notes, except for the issue price, the issue date and, in some cases, the first interest payment date; any additional senior notes having such similar terms shall be authenticated by the Trustee upon receipt of a Company Order to that effect, and when so authenticated, will constitute “Notes” for all purposes of the Indenture and will (together with all other Notes of such series issued under the Indenture) constitute a single series of Securities under the Indenture. The Notes will be issued only in fully registered form without coupons in denominations of $2,000 and any whole multiple of $1,000 in excess of $2,000.
(b)    The principal amount of the Notes is due and payable in full on the Scheduled Maturity Date, unless earlier redeemed, provided that the Conditions to Redemption are met on such date, or, if the Conditions to Redemption are not met on such date, on the Final Maturity Date, subject to Section 4.1.
(c)    The Notes shall bear interest at the rate of 3.635% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) from the Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for to maturity or early redemption; and interest will be payable semi-annually on June 30 and December 30 of each year, commencing on December 30, 2020, to the Persons in whose name such Notes were registered at the close of business on the preceding June 15 or December 15, respectively.
(d)    Principal of and interest on the Notes shall be payable in accordance with Sections 113, 307 and 1001 of the Original Indenture.
(e)    Other than as provided in Article Four of this Second Supplemental Indenture, the Notes shall not be redeemable.
(f)    The Notes shall not be entitled to the benefits of a sinking fund.
(g)    The Notes shall not be convertible into any other securities.
(h)    Section 404 of the Original Indenture shall apply to the Notes.
(i)    The Company initially appoints the Trustee as Registrar and Paying Agent with respect to the Notes until such time as the Trustee has resigned or a successor has been appointed.
(j)    The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.
(k)    A Holder may transfer or exchange Notes only in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

ARTICLE FOUR

OPTIONAL REDEMPTION; MATURITY
SECTION 4.1.    Repayment at Final Maturity.
(a)    Unless previously redeemed or purchased and cancelled, the Notes will become finally due and payable, and will be repaid, on the Final Maturity Date at a price equal to the principal amount thereof, together with accrued and unpaid interest on the Notes to, but excluding, the Final Maturity Date.
For the avoidance of doubt, interest shall continue to accrue and be payable for so long as the principal amount of the Notes remain Outstanding. In the event the Scheduled Maturity Date and the Final Maturity Date are not the same, the failure to repay the Notes on the Scheduled Maturity Date will constitute neither an Event of Default under the Indenture nor a default of any kind and will not give Holders of the Notes or the Trustee any right to accelerate repayment of the Notes or any other remedies (whether contractual, legal, equitable or otherwise).
(b)    The Company will only be permitted to repay the principal amount of the Notes on the Scheduled Maturity Date if the Conditions to Redemption are satisfied on the Scheduled Maturity Date.
(c)    In the event that:
(i)as of the Solvency Test Date or any date thereafter and including on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable, the Company (A) does not have sufficient capital to satisfy the Solvency Capital Requirement (the “First ECR Condition”) or (B) would not have sufficient capital to satisfy the Solvency Capital Requirement after giving effect to the repayment of the Notes (the “Second ECR Condition” and, together with the First ECR Condition, each an “ECR Condition”), the Company will promptly begin using Commercially Reasonable Efforts, subject to the existence of a Market Disruption Event, to raise proceeds from the issuance of Qualifying Securities in an amount at least equal to the principal amount of the Notes due to be repaid (the “Replacement Capital Obligation”);
(ii)on or after the Solvency Test Date and prior to the Scheduled Maturity Date, the Company is unable to satisfy any ECR Condition, the Company will, within 10 Business Days of the principal executive officer or the principal financial officer of the Company becoming aware of the Company’s inability to so satisfy such ECR Condition, notify the Trustee in writing of such inability (which the Trustee will promptly disseminate to the Holders of the Notes); provided, however, that the Company will provide any such notice no later than the Business Day immediately preceding the Scheduled Maturity Date; and
(iii)the Scheduled Maturity Date and Final Maturity Date are not the same, after a Final Maturity Date has been established:

then:
(A)the Company will promptly notify the Trustee in writing of such Final Maturity Date (which the Trustee will promptly disseminate to the Holders of the Notes); and
(B)if the Company is then unable to satisfy any ECR Condition as of such Final Maturity Date, the Company will, promptly after the principal executive officer or the principal financial officer of the Company becomes aware of the Company’s inability to so satisfy such ECR Condition, notify the Trustee in writing of such inability (which the Trustee will promptly disseminate to the Holders of the Notes); provided, however, that the Company will provide any such notice no later than the Business Day immediately preceding such Final Maturity Date.
If a successful issuance of Qualifying Securities satisfying the Replacement Capital Obligation occurs after the Solvency Test Date, but prior to the Scheduled Maturity Date or the Final Maturity Date, as may be applicable (an “RCO Satisfying Issuance”), then (i) such RCO Satisfying Issuance will constitute an issuance of replacement capital in satisfaction of the Conditions to Redemption for redemptions or repayments occurring prior to or on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable, and (ii) the Company will promptly notify the Trustee of such RCO Satisfying Issuance in writing (which the Trustee will promptly disseminate to the Holders of the Notes). Subject to the prior sentence, the Replacement Capital Obligation will continue to apply until the earliest of (a) an RCO Satisfying Issuance, (b) the Conditions to Redemption are satisfied by means other than an RCO Satisfying Issuance; provided that, if the Conditions to Redemption cease to be satisfied prior to the Final Maturity Date, the Replacement Capital Obligation will be reinstated or (c) an Event of Default occurs. Accordingly, the Replacement Capital Obligation will cease to apply if the Company is able to restore its compliance with the Solvency Capital Requirement, after giving effect to repayment of the Notes, by a means other than the issuance of Qualifying Securities or with an issuance of Qualifying Securities that is less than the principal amount of the Notes, subject to the reinstatement of the Replacement Capital Obligation as described in the preceding sentence.
The Company’s failure to use Commercially Reasonable Efforts to raise sufficient proceeds from the issuance of Qualifying Securities to satisfy the Replacement Capital Obligation, where required hereunder and subject to the existence of a Market Disruption Event, will potentially constitute a breach hereunder (a “Replacement Capital Obligation Default”), but it will not in any case constitute a default or an Event of Default hereunder or give rise to a right of acceleration of payment of the Notes or any other remedy under the terms hereunder or the Notes. The sole remedy for a Replacement Capital Obligation Default is for the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (provided that no Holder of the Notes may pursue any such remedy hereunder unless the Trustee will have failed to act after, among other things, notice of a breach of such covenant and request by Holders of at least 25% in principal amount of the Notes has occurred and the offer to the Trustee of indemnity satisfactory to it) to bring suit for specific performance of the Company’s obligations with respect to such covenant to use such Commercially Reasonable Efforts with respect to the Replacement Capital Obligation.
For the avoidance of doubt, the Replacement Capital Obligation will not apply at any time while the Solvency Capital Requirement is satisfied, and if the Company continues to satisfy the Solvency Capital Requirement after giving effect to a redemption or repayment of the Notes on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable.
(d)    If the Company is subject to a Replacement Capital Obligation, it may provide written certification to the Trustee (which the Trustee will promptly disseminate to the Holders of the Notes) within ten (10) Business Days of the later of (i) the occurrence of a Market Disruption Event and (ii) the beginning of the period of the Replacement Capital Obligation (if such Market Disruption Event occurred prior to the Replacement Capital Obligation period beginning and is continuing) certifying that a Market Disruption Event has occurred and is continuing, if such notice is provided the Company will be excused from its obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation for an initial suspension period of 90 consecutive days following such certification. The Company may extend a suspension period by providing written certification to the Trustee (which the Trustee will promptly disseminate to the Holders of the Notes) on or prior to the expiration of such suspension period, certifying that the applicable Market Disruption Event is continuing, in which case, the Company’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation will be excused for an additional 60 consecutive days following such further certification. Following the expiration of the applicable suspension period, the Company’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation will be reinstated. The Company’s ability to initiate or extend a suspension period in connection with a Market Disruption Event will also be subject to the limits on suspension periods provided for in the definition of Market Disruption Event (if applicable). Notwithstanding the foregoing time limitations as to suspension in connection with a particular Market Disruption Event, the suspension of the Company’s obligations pursuant to the foregoing will not prohibit the further suspension of obligations in connection with, and the Company will be entitled to provide separate notices with respect to, any separate and distinct Market Disruption Event(s). In addition, for the avoidance of doubt, the Company will not be prohibited during any suspension of the requirements to use Commercially Reasonable Efforts during a Market Disruption Event from issuing any Qualifying Securities.
For the avoidance of doubt, the Trustee shall have no responsibility to make any determinations or calculations with respect to (i) the Replacement Capital Obligation or any terms thereof, which collectively will be the responsibility of the Company, or (ii) the occurrence or continuation of any Replacement Capital Obligation Default, which will be made by the Holders of the Notes.
SECTION 4.2.    Optional Redemption.
(a)    Subject to the Conditions to Redemption, the Notes will be redeemable, in whole at any time or in part from time to time before the Par Call Date, at the Company’s option, at a

Redemption Price equal to accrued and unpaid interest on the principal amount being redeemed to, but not including, the Redemption Date plus the greater of: (A) 100% of the principal amount of the Notes to be redeemed and (B) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 35 basis points. Subject to the Conditions to Redemption, the Notes will be redeemable, in whole at any time or in part from time to time on or after the Par Call Date, at the Company’s option, at a Redemption Price equal to accrued and unpaid interest on the principal amount being redeemed to, but not including, the Redemption Date plus 100% of the principal amount of the Notes to be redeemed. Interest on the Notes for which the Redemption Date is after a Regular Record Date and before the following Interest Payment Date, shall be payable to the holder of such Notes at the close of business on the Regular Record Date. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.
Notwithstanding the foregoing, the Company may, at its sole option, subject to the Conditions to Redemption, redeem the Notes, at any time, in whole but not in part, following the occurrence of a Tax Event, at a Redemption Price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes to, but excluding, the Redemption Date, subject to the right of a holder on the relevant Regular Record Date to receive accrued and unpaid interest on the Notes due on the relevant Interest Payment Date.
SECTION 4.3.    Redemption Procedures.
(a)    The provisions of Article Eleven of the Original Indenture shall apply in the case of a redemption pursuant to a notice of redemption pursuant to Section 4.2; provided, that notice of redemption shall be given by first-class mail, postage prepaid, mailed (or, in the case of Global Securities, delivered in accordance with the Depositary’s applicable procedures) not less than 15 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at his address appearing in the Security Register. Any redemption of Global Securities shall be done in accordance with the procedures of the Depositary.
(b)    Notices of redemption may, in the Company’s sole discretion, be subject to one or more conditions precedent, including, but not limited to, the consummation of a financing transaction, equity offering, asset disposition or other corporate transaction (or a series of such transactions) or the satisfaction of the Conditions to Redemption. In addition, if such redemption is subject to satisfaction of any such condition, the notice of redemption may state that, in the Company’s discretion, the Redemption Date may be delayed until such time as such condition shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that such condition shall not have been satisfied by the Redemption Date, or the Redemption Date so delayed.

ARTICLE FIVE

COVENANTS
SECTION 5.1.    Covenants.
(a)    The Notes shall be entitled to the benefit of each of the covenants in Article Ten of the Original Indenture and the following additional covenants (which shall be deemed to be provisions of the Original Indenture and made subject to the provisions of Section 1006 of the Original Indenture and, when referred to as a provision of the Original Indenture, shall be identified by reference to the Section number that is set forth immediately preceding the covenant):
SECTION 1007. Limitation on Liens on Stock of Designated Subsidiaries.
The Company shall not, and shall not permit any Designated Subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed if that indebtedness is evidenced by notes, debentures, bonds or similar negotiable instruments, which is secured by any mortgage, pledge, lien, security interest or other encumbrance (each, a “Lien”) upon any shares of Capital Stock of any Designated Subsidiary owned by the Company or such Designated Subsidiary (whether such shares of stock are now owned or hereafter acquired). This restriction will not apply to indebtedness secured by (i) Liens on any shares of stock or indebtedness of or acquired from a Person that is merged or consolidated with or into, or is otherwise acquired by, the Company or any Designated Subsidiary, (ii) Liens to secure indebtedness of a Designated Subsidiary to the Company or another Designated Subsidiary (but only for so long as such indebtedness is owned or held by the Company or another Designated Subsidiary), (iii) Liens existing at the time a Subsidiary becomes a Designated Subsidiary; and (iv) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (i) through (iii) above.
SECTION 1008. Limitation on the Disposition of Stock of Designated Subsidiaries.
So long as any Notes are Outstanding, the Company will not, nor will the Company permit any Designated Subsidiary to issue, sell, assign, transfer or otherwise dispose of any shares of Capital Stock of any Designated Subsidiary; provided, however, that the foregoing shall not apply to any issuance, sale, assignment, transfer or disposition of Capital Stock (i) required by any law, regulation or order of any court, or governmental or insurance regulatory authority, unless any such order was requested by the Company or any of the Designated Subsidiaries, (ii) for fair market value, as determined in good faith by the Company’s Board of Directors or (iii) to the Company or any of its Subsidiaries.”
(b)    For purposes only of the Notes and Sections 1007 and 1008 of the Indenture, the following terms shall have the following meanings:
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, in each case, which are entitled to vote in the election of directors, member or general partners or other similar managing body, as applicable, but excluding any debt securities convertible into or other securities convertible into such equity; provided, however, that preferred shares or other similar securities issued in the ordinary course of business by any of the Company’s Subsidiaries in connection with their “rent-a-captive” business shall not be deemed capital stock for purposes of the covenants described herein.
“Designated Subsidiary” means any present or future consolidated Subsidiary of the Company, (a) the assets of which constitute at least 20% of the Company’s consolidated assets and (b) in which the Company holds, directly or indirectly, equity interests entitled to more than 50% of the profits thereof; provided, however, that (i) in the event Liens of the type described in Section 1007 are placed on the Capital Stock of more than one of the Company’s Subsidiaries in one transaction or in a series of related transactions and such Subsidiaries, when taken together as a whole, constitute at least 20% of the Company’s consolidated assets, each such Subsidiary shall be deemed to be a “Designated Subsidiary” for purposes of such transaction or transactions, as the case may be, and (ii) in the event of a sale, transfer or other disposition of the type described in Section 1008 of any shares of Capital Stock of more than one of the Company’s Subsidiaries in one transaction or in a series of related transactions and such Subsidiaries, when taken together as a whole, constitute at least 20% of the Company’s consolidated assets, each such Subsidiary shall be deemed to be a “Designated Subsidiary” for purposes of such transaction or transactions, as the case may be.
“Lien” shall have the meaning set forth in Section 1007 hereof.
(c)    For purposes of the Indenture and the Notes, the first paragraph of Section 1003 of the Original Indenture is hereby amended in its entirety and replaced with the following:
If the Company shall at any time act as its own Paying Agent with respect to any series of Securities, it will, immediately prior to such due date of the principal of (and premium, if any) or interest on any of the Securities of that series, segregate and hold in trust for the benefit of the Persons entitled thereto a sum (in the currency in which the Securities of such series are payable) sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.
(d)    For purposes of the Indenture and the Notes, Section 1004 of the Original Indenture is hereby amended in its entirety and replaced with the following:
“SECTION 1004. Corporate Existence.
Except as otherwise permitted under Article Eight and Section 1008, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and material rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any such right or franchise if the Board of Directors or senior management of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holders.”
SECTION 5.2.    Payment of Additional Amounts
(a)    The Company will make all payments under the Notes without withholding or deduction at source for, or on account of, any present or future taxes, duties, assessments or similar governmental charges (“Taxes”) unless such Taxes are required to be withheld or deducted by (i) the laws (or any regulations or rulings promulgated thereunder) of any taxing jurisdiction or (ii) any official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction). If any such withholding or deduction at source is required with respect to any Tax imposed or levied by any Relevant Taxing Jurisdiction, the Company will, subject to certain limitations and exceptions described below, pay to each holder of any Notes such additional amounts as may be necessary, if any, so that every net payment of principal, premium, if any, interest or any other amount made to such holder under the Notes, after such withholding or deduction, will equal the amount provided for in the Indenture to be then due and payable (any such additional amounts, “Additional Amounts”).
(b)    Notwithstanding the foregoing, the Company will not be required to pay any Additional Amounts for or on account of:
(i)any Tax which would not have been imposed but for the fact that the applicable holder or beneficial owner of a Note (1) is or was a resident, domiciliary or national of, engages or engaged in business in, maintains or maintained a permanent establishment in, or is or was physically present in, the Relevant Taxing Jurisdiction or had some other present or former connection with the Relevant Taxing Jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Note, (2) presented such Note for payment in the Relevant Taxing Jurisdiction, unless such Note could not have been presented for payment elsewhere, or (3) presented such Note for payment more than 30 days after the date on which the payment in respect of such Note became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such Additional Amounts if it had presented such Note for payment on any day within that 30‑day period;
(ii)any estate, inheritance, gift, net worth, wealth, sale, gains, excise, value added transfer, personal property or similar Tax;
(iii)any Tax that is imposed or withheld by reason of the failure by the holder or beneficial owner of such Note to comply with any reasonable request by the Company addressed to the holder within 90 days of such request (1) to provide information concerning the nationality, residence or identity of such holder or such beneficial owner or (2) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to an exemption from, or reduction in, such Tax;

(iv)any Tax that is imposed other than by means of withholding in respect of payments made under a Note;
(v)any withholding or deduction imposed pursuant to current Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (or any amended or successor version thereof), any current or future regulations promulgated thereunder or official interpretations thereof, any intergovernmental agreements, treaties or conventions in connection therewith (or any laws, regulations or official administrative guidance implementing such agreements, treaties or conventions), and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code of 1986, as amended (or any amended or successor version thereof); or
(c)    any combination of items (i), (ii), (iii), (iv) and (v) above.
In addition, the Company will not pay Additional Amounts with respect to any holder who is a fiduciary or partnership or otherwise not the sole beneficial owner of such Note to the extent that a beneficiary, partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of such Note.
In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to the Indenture in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Company agrees to provide to the Trustee and the Paying Agent information about the parties and/or transactions (including any modification to the terms of such transactions) reasonably requested by the Trustee to allow the Trustee or the Paying Agent to determine whether it has Tax-related obligations under Applicable Law.
The obligations described in this Section 5.2 will survive any termination, defeasance or discharge of the Indenture.
Prior to the date on which the payment of any Additional Amounts are due, the Company will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable on the applicable Payment Date and setting forth the amounts so payable and any other information necessary to enable the Trustee (or applicable Paying Agent) to pay such Additional Amounts to holders on the Payment Date. Any such Officer’s Certificate will be delivered at least two Business Days in advance of when the payments in question are required to be made (unless a shorter period of time is acceptable to the Trustee in its reasonable discretion).

ARTICLE SIX

EVENTS OF DEFAULT

SECTION 6.1.    Events of Default.
(a)    Clause (2) of Section 501 of the Original Indenture is, for purposes of the Indenture and the Notes, hereby amended and restated as follows:
“(2) default in the payment of the principal of (or premium, if any, on) any Notes when due, including upon redemption, other than if deferral of such payment is required due to a failure to satisfy the Conditions to Redemption; or”
(b)    Clause (3) of Section 501 of the Original Indenture is, for purposes of the Indenture and the Notes, hereby removed and replaced with “RESERVED”:
(c)    Clause (4) of Section 501 of the Original Indenture is, for purposes of the Indenture and the Notes, hereby amended and restated as follows:
“(4) default in the performance, or breach, of any covenant of the Company in this Indenture (other than a covenant a default in whose performance or whose breach is elsewhere in this section specifically dealt with or which has expressly been included in this Indenture solely for the benefit of another series of Securities other than that series) and continuance of such default or breach for a period of 60 days after there has been given by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; provided, however, notwithstanding the foregoing, a Replacement Capital Obligation Default, including, without limitation, the failure by the Company to use Commercially Reasonable Efforts or to otherwise satisfy the Replacement Capital Obligation or any covenant contained in such section shall in no case be a default or an “Event of Default” and shall not allow any acceleration or any other remedy with respect to the Notes; provided further that the only remedy for a breach of such covenant shall be an action for specific performance with respect to such covenant to use Commercially Reasonable Efforts as described above; or”
(d)    Clause (6) of Section 501 of the Original Indenture is, for purposes of the Indenture and the Notes, hereby amended and restated as follows:
“(6) the commencement by the Company of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the consent by the Company to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of all or substantially all of the Company’s assets, or the making by the Company of a general assignment for the benefit of creditors; or”
(e)    Section 501 of the Original Indenture is, for purposes of the Indenture and the Notes, hereby amended to add the following clauses (8) through (10):
“(8) default by the Company in the payment when due of the principal at its stated final maturity of any material indebtedness (other than the Notes), which default shall continue unremedied or unwaived for more than 60 days after the expiration of any grace period or extension of the time for payment applicable thereto; or
(9) default by the Company under any instrument or instruments governing any material indebtedness (other than under the Indenture) that has caused the holders thereof or their representative to declare such indebtedness to be due and payable prior to its stated final maturity, unless such declaration has been rescinded, or has been cured, within 60 days; or
(10) failure within 60 days to pay, bond or otherwise discharge any uninsured final judgment against the Company or court order for the payment of money by the Company, in each case, in excess of $100,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith.”
ARTICLE SEVEN

MISCELLANEOUS
SECTION 7.1.    Effect of Second Supplemental Indenture.
(a)    This Second Supplemental Indenture is a supplemental indenture within the meaning of Section 901 of the Original Indenture, and the Original Indenture shall be read together with this Second Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Original Indenture and this Second Supplemental Indenture were contained in the same instrument.
(b)    In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this Second Supplemental Indenture.
SECTION 7.2.    Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
SECTION 7.3.    Successors and Assigns.
All covenants and agreements in this Second Supplemental Indenture by the Company, the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.

SECTION 7.4.    Severability Clause.
In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 7.5.    Benefits of Second Supplemental Indenture.
Nothing in this Second Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture. In addition, the Notes will not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or any of the Insurance Group to any person in whose names the Notes are registered or any creditor of the Company or any of the Insurance Group.
SECTION 7.6.    Conflict.
In the event that there is a conflict or inconsistency between the Original Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control; provided, however, if any provision hereof limits, qualifies or conflicts with another provision herein or in the Original Indenture, in either case, which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.
SECTION 7.7.    Governing Law.
THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
SECTION 7.8.    Trustee.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Exchange of signature pages to this Second Supplemental Indenture and the Notes by facsimile or electronic transmission shall constitute effective execution and delivery of this Second Supplemental Indenture and the Notes.
In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Trustee shall not be deemed to have notice of any default or Event of Default (other than with respect to an Event of Default arising out of the failure to pay interest or principal on the Notes) unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.
SECTION 7.9.    Amendments.
(a)    The first sentence of Section 202 of the Indenture is hereby deleted in its entirety and replaced with following:
The Trustee’s certificate of authentication required by this article shall be in substantially the form set forth below and executed by the Trustee by manual or electronic signature.
(b)    The last sentence of Section 303 of the Indenture is hereby deleted in its entirety and replaced with following.
No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual or electronic signature, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.
SECTION 7.10.    Force Majeure.
In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances. For the avoidance of doubt, neither epidemics nor pandemics constitute “acts of God” for purposes of this Second Supplemental Indenture.
SECTION 7.11.    Waiver of Jury Trial.
EACH OF THE COMPANY, THE HOLDERS BY THEIR ACCEPTANCE OF THE NOTES, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE ORIGINAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed on the date and year first written above.

ARCH CAPITAL GROUP LTD.

By	/s/ François Morin Name: François Morin
Title: Executive Vice President & Chief Financial Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By	/s/ Shannon Matthews Name: Shannon Matthews
Title: Agent

Second Supplemental Indenture Signature Page

EXHIBIT I
[INSERT GLOBAL SECURITY LEGEND, IF APPROPRIATE - UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ARCH CAPITAL GROUP LTD. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND SUCH PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE & CO., HAS AN INTEREST HEREIN.
UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.]
ARCH CAPITAL GROUP LTD.
3.635% SENIOR NOTE DUE 2050
No.
Principal Amount $
CUSIP No.
ARCH CAPITAL GROUP LTD., a Bermuda company limited by shares, for value received, promises to pay to __________, or registered assigns, the principal sum of ________________ United States Dollars (US$___________) on June 30, 2050, provided, that the Conditions to Redemption are met on such date or, if the Conditions to Redemption are not met on such date, on the Final Maturity Date.
Interest Payment Dates: June 30 and December 30.
Regular Record Dates: June 15 and December 15.
Additional provisions of this Note are set forth on the other side of this Note.

Exhibit I - 1

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
ARCH CAPITAL GROUP LTD.

By:
Name:
Title:

Signature Page to Note

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.
Dated:
THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Officer

Signature Page to Note

(Reverse of Note)
3.635% Senior Note due 2050

1.	Interest
Arch Capital Group Ltd., a Bermuda company limited by shares (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), for value received, promises to pay interest on the principal amount of this Note (the “Note”) at the rate of 3.635% per annum. The Company shall pay interest semiannually, in arrears, on June 30 and December 30 of each year, commencing December 30, 2020. Interest on the Note shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from December 30, 2020 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Note, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Method of Payment
The Company shall pay interest on the Note (except defaulted interest, which shall be paid pursuant to Section 307 of the Original Indenture) to the Persons who are registered Holders at the close of business on the June 15 or December 15 next preceding the Interest Payment Date even if Notes are canceled after the record date and on or before the Interest Payment Date. The Company shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payment of principal (and premium, if any) and interest in respect of Notes represented by a Global Security will be made by wire transfer of immediately available funds to the accounts specified by the Depository. Payments of principal (and premium, if any) and interest in respect of a certificated Note may be made, at the option of the Company, either by wire transfer in immediately available funds to the accounts specified by registered Holders as of the relevant record dates or (subject to collection) by check mailed to the address of the registered Holders as of the relevant record dates or at the specified offices of any Paying Agent. Payment of principal in respect of a certificated Note will only be made against presentation and, provided that payment is made in full, surrender of the appropriate certificate at the specified offices of any Paying Agent.

3.	Repayment at Final Maturity
(a)     Unless previously redeemed or purchased and cancelled, the Notes will become finally due and payable, and will be repaid, on the Final Maturity Date at a price equal to the principal amount thereof, together with accrued and unpaid interest on the Notes to, but excluding, the Final Maturity Date.
For the avoidance of doubt, interest shall continue to accrue and be payable for so long as the principal amount of the Notes remain Outstanding. In the event the Scheduled Maturity Date and the Final Maturity Date are not the same, the failure to repay the Notes on the Scheduled Maturity Date will constitute neither an Event of Default under the Indenture nor a default of any kind and will not give Holders of the Notes or the Trustee any right to accelerate repayment of the Notes or any other remedies (whether contractual, legal, equitable or otherwise).

Exhibit I - 4

(b)     The Company will only be permitted to repay the principal amount of the Notes on the Scheduled Maturity Date if the Conditions to Redemption are satisfied on the Scheduled Maturity Date.
“Final Maturity Date” means with respect to the Notes, a date after the Scheduled Maturity Date that is the earlier of (i) 10 Business Days after the applicable Conditions to Redemption become satisfied and would continue to be satisfied if the final redemption payment were made on such date (so long as such requirements continue to be so satisfied on such 10th Business Day), and (ii) the date on which a Winding-Up occurs with respect to the Company.

4.	Paying Agent and Registrar
Initially, THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Trustee”), will act as Paying Agent and Registrar with respect to the Notes. The Company may appoint and change any Paying Agent or Registrar without notice. The Company may act as Paying Agent or Registrar.

5.	Indenture
The Company issued the Notes under an Indenture dated as of May 4, 2004, by and between the Company and the Trustee (the “Original Indenture”), as supplemented by a Second Supplemental Indenture dated June 30, 2020, by and between the Company and the Trustee (the “Second Supplemental Indenture”), which collectively constitutes the indenture governing the Securities (the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended as in effect on the date of the Indenture (the “TIA”). The Notes include all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms and provisions. This Security is one of a series of Securities designated as the 3.635% Senior Notes due 2050 of the Company (the “Notes”). Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.
The aggregate principal amount at maturity of the Notes which may be authenticated and delivered under the Indenture shall be unlimited. In addition, the aggregate principal amount of Securities of any class or series which may be authenticated and delivered under the Indenture shall be unlimited, provided that such Securities shall rank equally with the Notes.

6.	Certain Covenants
The Indenture imposes certain limitations on the ability of each of the Company and the Designated Subsidiaries to, among other things, create or incur Liens and to sell or otherwise dispose of Designated Subsidiaries. The Indenture also imposes limitations on the ability of the Company to consolidate or amalgamate with or merge into any other Person or convey, transfer, sell or lease its property or assets substantially as an entirety to any Person.

7.	Optional Redemption
Subject to the Conditions to Redemption, the Notes will be redeemable, in whole at any time or in part from time to time before the Par Call Date, at the Company’s option, at a Redemption Price equal to accrued and unpaid interest on the principal amount being redeemed to,

Exhibit I - 5

but not including, the Redemption Date plus the greater of: (A) 100% of the principal amount of the Notes to be redeemed, and (B) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 35 basis points. Subject to the Conditions to Redemption, the Notes will be redeemable, in whole at any time or in part from time to time on or after the Par Call Date, at the Company’s option, at a Redemption Price equal to accrued and unpaid interest on the principal amount being redeemed to, but not including, the Redemption Date plus 100% of the principal amount of the Notes to be redeemed Interest on the Notes for which the Redemption Date is after a Regular Record Date and before the following Interest Payment Date, shall be payable to the holder of such Notes at the close of business on the Regular Record Date. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.
Notwithstanding the foregoing, the Company may, at its sole option, subject to the Conditions to Redemption, redeem the Notes, at any time, in whole but not in part, following the occurrence of a Tax Event at a Redemption Price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes to, but excluding, the Redemption Date, subject to the right of a holder on the relevant Regular Record Date to receive accrued and unpaid interest on the Notes due on the relevant Interest Payment Date.
As used in this Section 7, the following terms shall have the respective meanings set forth below:
“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Company or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Company or the Insurance Group.
“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Company or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes being redeemed (assuming for the avoidance of doubt for this purpose that the Notes mature on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the Notes (assuming for the avoidance of doubt for this purpose that the Notes mature on the Par Call Date).
“Comparable Treasury Price” means, for any Redemption Date for the Notes, (i) the average of the Reference Treasury Dealer Quotations for the Redemption Date for the Notes,

Exhibit I - 6

after excluding the highest and lowest Reference Treasury Dealer Quotations for that Redemption Date, or (ii) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.
“Conditions to Redemption” are satisfied on any day with respect to a redemption of the Notes, if:

(i)	the Solvency Capital Requirement is complied with after the repayment or purchase of Notes; and
(ii)    with regard to redemptions occurring prior to December 31, 2023, the BMA has given, and not withdrawn by such date, its prior consent to the redemption of the Notes and the payment of accrued and unpaid interest or to the purchase of the Notes; provided, that if under the Applicable Supervisory Regulations no such consent is required at the time in order for Notes to qualify or continue to qualify, as applicable, as Tier 3 Capital of the Company or the Insurance Group, this clause (ii) shall not apply.
In the event (i) or (ii) above are not satisfied, the Conditions to Redemption will be deemed to be satisfied when the capital represented by the Notes to be redeemed or repaid is replaced with capital having equal or better treatment as the Notes under the Group Rules.
“ECR” means the enhanced capital requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.
“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time.
“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company after consultation with the Trustee.
“Insurance Act” means the Bermuda Insurance Act 1978 and related regulations, as amended or replaced from time to time.
“Insurance Group” means all Subsidiaries of the Company that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.
“Par Call Date” means December 30, 2049.

Exhibit I - 7

“Reference Treasury Dealer” means (1) each of Wells Fargo Securities, LLC, BofA Securities, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and a Primary Treasury Dealer (as defined herein) selected by Lloyds Securities Inc. or its affiliates, and their respective successors; provided, however, that if any of the foregoing ceases to be or refuses to act as a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealers selected by the Company.
“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the Redemption Date for the Notes being redeemed.
“Relevant Taxing Jurisdiction” means Bermuda or any political subdivision or taxing authority thereof or therein.
“Solvency Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Company or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.
“Tax Event” means, with respect to the Notes, if at any time the Company receives an opinion of counsel that as a result of (i) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of any Relevant Taxing Jurisdiction or any change in or amendment to the application or official interpretation of such laws, treaties, regulations or rulings, (ii) any action taken by a taxing authority of any Relevant Taxing Jurisdiction, or (iii) a decision rendered by a court of competent jurisdiction in any Relevant Taxing Jurisdiction whether or not such decision was rendered with respect to the Company, in each case, which change is formally announced after the Issue Date (or, in the case of a jurisdiction that first becomes a Relevant Taxing Jurisdiction at a later date, after such date), there is a substantial probability that the Company will be required at any time thereafter to pay Additional Amounts with respect to the Notes as provided in Section 5.2 of the Indenture and such requirement cannot be avoided by the use of reasonable measures then available.
“Tier 3 Capital” means “Tier 3 Ancillary Capital” as set out in the Group Supervision Rules (or, if the Group Supervision Rules are amended so as to no longer refer to Tier 3 Ancillary Capital in this respect, the nearest corresponding concept (if any) under the Group Supervision Rules, as amended).
“Treasury Rate” means, for any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date.

Exhibit I - 8

8.	Sinking Fund
The Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

9.	Notice of Optional Redemption
Notice of optional redemption will be mailed by first-class mail, postage prepaid (or, in the case of Global Securities, delivered in accordance with the Depositary’s applicable procedures), at least 15 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address. Notices of redemption may, in the Company’s sole discretion, be subject to one or more conditions precedent, including, but not limited to, the consummation of a financing transaction, equity offering, asset disposition or other corporate transaction (or a series of such transactions) or the satisfaction of the Conditions to Redemption. In addition, if such redemption is subject to satisfaction of any such condition, the notice of redemption may state that, in the Company’s discretion, the Redemption Date may be delayed until such time as such condition shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that such condition shall not have been satisfied by the Redemption Date, or the Redemption Date so delayed. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000. If money sufficient to pay the Redemption Price of and accrued and unpaid interest, including premium, if any, on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the Redemption Date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

10.	Denominations; Transfer; Exchange
The Notes are in fully registered form without coupons in denominations of $2,000 and any whole multiple of $1,000 in excess of $2,000. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

11.	Persons Deemed Owners
The registered Holder of this Note may be treated as the owner of it for all purposes.

12.	Discharge and Defeasance
Subject to certain conditions and limitations set forth in the Indenture, the Company may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest, on, the Notes to redemption or maturity, as the case may be.

13.	Ranking
The Notes will represent the Company’s direct, unsecured obligations and will rank equally with all the Company’s current and future unsecured and unsubordinated indebtedness.

Exhibit I - 9

14.	No Rights of Set-Off
The Notes will not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or any of the Insurance Group to any person in whose names the Notes are registered or any creditor of the Company or any of the Insurance Group.

15.	Amendment, Waiver
Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the terms of the Notes may be amended with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes and (ii) any default may be waived with the written consent of the Holders of at least a majority in principal amount of the Outstanding Securities of such affected series. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes, so long as such changes do not materially and adversely affect the interests of the Holder, (a) to cure any ambiguity, omission, defect or inconsistency; (b) to make any change that does not materially adversely affect the interests of the Holders of the Notes; (c) to provide for successors to the Company; (d) to provide any guarantees of the Notes (subject to the Conditions to Redemption); (e) to add Events of Default with respect to the Notes; (f) to add additional covenants or to surrender any right or power conferred upon the Company by the Indenture; (g) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; (h) to provide for uncertificated Notes in addition to or in place of certificated Notes; (i) to change or eliminate any of the provisions of the Indenture, provided that such change or elimination shall become effective only when there are no Securities of a prior series outstanding that are entitled to the benefit of such provision; (j) to establish the form or terms of Securities as permitted by the Indenture; and (k) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the Indenture.

16.	Defaults and Remedies
If an Event of Default, other than an Event of Default described in Section 501(5) or 501(6) of the Indenture, and subject to the limitations with respect to the Replacement Capital Obligations and Replacement Capital Obligation Default in Section 4.1 of the Second Supplemental Indenture, with respect to the Notes shall have occurred and be continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders of the Notes), will be entitled to declare all unpaid principal of and accrued interest on the Notes then Outstanding to be due and payable immediately. In the case of an Event of Default described in Section 501(5) or 501(6) of the Indenture, all unpaid principal of and accrued interest on all Notes then Outstanding shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of any Notes. Such declaration of acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of, premium, if any, interest on the Notes) may be waived by the Holders of a majority in principal amount of the Notes then Outstanding upon the conditions provided in the Indenture. Further, at any time after a Replacement Capital Obligation Default has occurred and is continuing, the holders of a majority in aggregate principal

Exhibit I - 10

amount of the Notes may, on behalf of the holders of all Notes, waive any such Replacement Capital Obligation Default and its consequences with respect to the Notes.

17.	Trustee Dealings with the Company
Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes or Securities of other series and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and, subject to the Indenture, may otherwise deal with the Company with the same rights it would have if it were not Trustee.

18.	No Recourse Against Others
No incorporator, shareholder, officer or director, as such, of the Company shall have any liability for any obligations, covenants or agreements of the Company under the Notes or the Indenture or for any claim based thereon or otherwise in respect thereof. By accepting a Note, each Holder expressly waives and releases all such liability. The waiver and release are a condition of, and part of the consideration for, the execution of the Indenture and the issuance of the Notes.

19.	Authentication
This Note shall not be valid until the certificate of authentication on the other side of this Note has been executed by an authorized signatory of the Trustee by manual or electronic signature, which may be delivered via facsimile or electronic transmission.

20.	Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

21.	Governing Law
THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

22.	CUSIP Number
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP number to be printed on this Note and has directed the Trustee to use the CUSIP number in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such number either as printed on this Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture and a copy of this Note.

Exhibit I - 11

ASSIGNMENT FORM
To assign this Note , fill in the form below:
I or we assign and transfer this Security to
(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint ______________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:        Your Signature:

_____________________________________________________
Sign exactly as your name appears on the other side of this Note.

Exhibit I - 12

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
The initial principal amount of this Global Security is $_____________. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

Exhibit I - 13